                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                Registration Statement 333-20395





                            PROSPECTUS SUPPLEMENT

                                      TO

                        PROSPECTUS DATED MARCH 7, 1997

                                      OF

                       GULF SOUTH MEDICAL SUPPLY, INC.










     This Prospectus Supplement supplements the Prospectus dated March 7, 1997 (the "Prospectus") of Gulf South Medical Supply, Inc. (the "Company") relating to the resale of up to 450,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which Prospectus was filed as a part of the Company's Registration Statement No. 333-20395.








           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 16, 1997

THE FRONT COVER OF THE PROSPECTUS IS HEREBY RESTATED IN ITS ENTIRETY TO INCLUDE CERTAIN UPDATED INFORMATION:

PROSPECTUS

                                 450,000 SHARES

                        GULF SOUTH MEDICAL SUPPLY, INC.
                                  COMMON STOCK

                      -----------------------------------

     This Prospectus relates to the resale of up to 450,000 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Gulf South Medical Supply, Inc. ("Gulf South" or the "Company") by a certain holder of warrants (the "Warrantholder") to purchase Common Stock of the Company. This Prospectus does not relate to the issuance of the Shares upon exercise of the Warrants but relates to the resale of such shares by the holder of the shares (the "Selling Stockholder"). The Selling Stockholder may sell the Shares from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholder may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholder or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution." The Warrantholder acquired the Warrants on July 9, 1997 in a private transaction from persons who originally acquired the Warrants on January 2, 1997 in connection with the acquisition by the Company of all of the outstanding capital stock and warrants of Gateway Healthcare Corporation ("Gateway") pursuant to the terms and conditions of the Stock Purchase Agreement, (as amended, the "Purchase Agreement") dated as of November 19, 1996 by and among the Company, Gateway and North American Fund II, L.P., Allied Capital Corporation II, Allied Investment Corporation, Allied Venture Partnership and Gary Nutter (the "Acquisition"). The Warrants are immediately exercisable and remain exercisable until January 2, 2002. As of the date of this Prospectus, none of the Warrants have been exercised.

     The Company will not receive any of the proceeds from the sale of the Shares. The Company will receive the proceeds from the exercise of the Warrants. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than selling commissions), except as otherwise set forth in the Purchase Agreement. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol GSMS. On March 7, 1997, the closing sale price of the Common Stock was $20.4375 per share.

INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS." SEE PAGE 6.

                      -----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                                ---------------

                 The date of this Prospectus is March 7, 1997.

     The "Selling Stockholders" section of the Prospectus is hereby restated in its entirety to include certain updated information:

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Shares held by each Selling Stockholder. The Shares may be offered from time to time by the Selling Stockholder. See "Plan of Distribution."


                                          Shares Beneficially Owned                        Shares Beneficially Owned
                                            Prior to Offering(1)       Shares Offered    -----------------------------
                                          -------------------------   Pursuant to this       After Offering(1)(2)
                 Name                       Number        Percent        Prospectus                 Number
                 ----                       ------        -------        ----------                 ------
Nat West Securities Limited...............  450,000         2.8          450,000                      0


--------------

(1) The number of shares of Common Stock deemed outstanding includes 16,308,564 shares of Common Stock outstanding as of July 8, 1997.

(2) Assumes that the Selling Stockholder will sell all of the Shares registered hereunder. The Selling Stockholder may sell all or any part of its Shares pursuant to this Prospectus.

     The Selling Stockholder acquired its Shares as result of a private transaction in which the Selling Stockholder acquired warrants to purchase the Shares (the "Warrants") from certain persons who acquired the Warrants in connection with the Acquisition pursuant to which the Company acquired all of the outstanding capital stock and warrants of Gateway pursuant to the Purchase Agreement in exchange for (i) promissory notes in the aggregate principal amount of $25,321,277.24 which were paid in full on January 2, 1997 and (ii) the Warrants to purchase the Shares. In addition, the Company (i) repaid outstanding indebtedness of Gateway in the principal amount of $11,465,000,
(ii) paid $1,955,994.58 in connection with the cancellation of options to acquire 56,110 shares of common stock of Gateway and (iii) assumed options to acquire 2,562 shares of common stock of Gateway. The terms of, and the consideration paid in, the Acquisition were the result of arm's-length negotiations. The Acquisition will be accounted for as a purchase.

     The Selling Stockholder has represented that it was acquiring the Warrants to purchase the Shares as principal for its own account for investment and not with a view to, or for sale in connection with, any distribution of the Shares in contravention of the Securities Act or any other securities legislation. In recognition of the fact, however, that the holder of the Shares may want to be able to sell the Shares when it considers it appropriate, the Company agreed to file the Registration Statement with the Commission to effect the registration of the resale of the Shares under the Securities Act and to use reasonable efforts to keep the Registration Statement effective until the earliest of (a) such time as all of the Shares have been sold pursuant to the Registration Statement, (b) the Warrants expire according to their terms and (c) the date that Rule 144(k) under the Securities Act (or successor provision) is available for the resale of the Shares.